Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
DRY BULK CAPE HOLDING INC.

We have audited the accompanying consolidated balance sheets of Dry Bulk Cape Holding Inc. and subsidiaries (the “Group”) as of December 31, 2010 and 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dry Bulk Cape Holding Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE S.p.A.

Genoa, Italy
May 10, 2011

DRY BULK CAPE HOLDING INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of USD)
	December 31, 2010	December 31, 2009
ASSETS

CURRENT ASSETS
Cash (Note 3)	7,134	3,248
Trade receivables (Note 4)	365	923
Receivables from management company (Note 5)	469	927
Assets held for sale (Note 6)	0	19,860
Inventories (Note 7)	261	350
Other current assets	189	211
Total current assets	8,418	25,519

Restricted cash (Note 3)	9,088	2,200
Vessels, net of accumulated depreciation (Note 8)	53,996	56,539
Vessels under construction (Note 9)	15,196	14,870
Other assets (Note 10)	477	721
TOTAL ASSETS	87,175	99,849

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade payables	210	323
Accrued expenses and deferred income (Note 11)	740	293
Advances from shareholders (Note 12)	260	260
Current portion of bank borrowings (Note 13)	5,951	13,089
Liabilities related to assets held for sale (Note 13)	0	15,500
Total current liabilities	7,161	29,465

Long term bank borrowings, net of current portion (Note 13)	52,996	58,947
Total liabilities	60,157	88,412
SHAREHOLDERS’ EQUITY (Note 14)
Common shares	-	-
Additional paid-in capital	3,202	3,202
Retained earnings	23,816	8,235
Total shareholders’ equity	27,018	11,437
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	87,175	99,849
See notes to consolidated financial statements.

DRY BULK CAPE HOLDING INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of USD)
	For the year ended December 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008

Shipping income (Note 15)	25,315	21,046	20,696

Costs of shipping income
Vessel expenses (Note 16)	(4,382)	(3,749)	(3,507)
Vessel depreciation	(2,543)	(2,544)	(2,530)
	(6,925)	(6,293)	(6,037)

GROSS PROFIT	18,390	14,753	14,659

Management fees (Note 17)	(384)	(384)	(384)
General and administrative expenses		(98)	(62)
	(548)	(482)	(446)

OPERATING INCOME	17,842	14,271	14,213

Financial expenses, net (Note 18)	(938)	(2,765)	(3,293)

INCOME FROM CONTINUING OPERATIONS	16,904	11,506	10,920

Income from discontinued operations (Note 19)	4,677	2,598	31,221

NET INCOME	21,581	14,104	42,141

See notes to consolidated financial statements.

DRY BULK CAPE HOLDING INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2010, 2009 and 2008
(In thousands of USD)

		Additional
	Common	Paid-In	Retained		Comprehensive
	Stock	Capital	Earnings	Total	Income

BALANCE—January 1, 2008	-	8,202	15,990	24,192

Net income	-	-	42,141	42,141	42,141

Capital repayment	-	(5,000)	-	(5,000)

Dividends paid	-	-	(58,000)	(58,000)

BALANCE—December 31, 2008	-	3,202	131	3,333

Net Income	-	-	14,104	14,104	14,104

Dividends paid	-	-	(6,000)	(6,000)

BALANCE—December 31, 2009	-	3,202	8,235	11,437

Net Income	-	-	21,581	21,581	21,581

Dividends paid	-	-	(6,000)	(6,000)

BALANCE—December 31, 2010	-	3,202	23,816	27,018

See notes to consolidated financial statements.

DRY BULK CAPE HOLDING INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of USD)
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
OPERATING ACTIVITIES:
Net income	21,581	14,104	42,141
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation of vessels	2,543	3,638	4,240
Amortization of deferred dry-docking charges	178	385	339
Amortization of deferred financing costs	66	66	66
Gain on sale of a vessel	(2,498)	-	(31,792)
Changes in operating assets and liabilities:
Other receivables	-	-	195
Inventories	89	(78)	(57)
Payments for dry-docking charges	-	-	(1,453)
Other assets, trade and management company receivables	1,038	62	2,343
Trade accounts payable	(113)	269	54
Accrued expenses and deferred income	447	(105)	(386)
Net cash provided by operating activities	23,331	18,341	15,690

INVESTING ACTIVITIES:
Payments on vessels under construction	(326)	(692)	(542)
Increase in restricted cash	(6,888)	(1,200)	-
Proceeds from sale of a vessel, net of direct expenses	22,358	-	53,300
Net cash provided by/(used in) investing activities	15,144	(1,892)	52,758

FINANCING ACTIVITIES:
Repayments of bank borrowings	(28,589)	(8,500)	(6,500)
Capital repayment	-	-	(5,000)
Dividends paid	(6,000)	(6,000)	(58,000)
Net cash used in financing activities	(34,589)	(14,500)	(69,500)
NET INCREASE/(DECREASE) IN CASH	3,886	1,949	(1,052)
CASH AT BEGINNING OF YEAR	3,248	1,299	2,351
CASH AT END OF YEAR	7,134	3,248	1,299

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Interest paid	1,352	3,811	4,681

See notes to consolidated financial statements.

DRY BULK CAPE HOLDING INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2010
(Amounts expressed in thousands of USD unless otherwise stated)

1.	ORGANIZATION AND BUSINESS

Dry Bulk Cape Holding Inc. (the “Company”) was founded on September 16, 2003 and is incorporated in the Republic of Panama. DryLog Bulkcarriers Ltd. and Cape Holding Inc. (collectively, the “Shareholders”) each owned 50% of the Company’s outstanding common shares.  The Company’s common stock is not publicly traded.  The Company and its subsidiaries referred to below (collectively, the Group) are engaged in international bulk carrier shipping operations.

As of December 31, 2006, the Company has the following four British Virgin Island-incorporated (“BVI”) subsidiaries:

a.	Dry Bulk Africa Ltd. (“Bulk Africa”). Bulk Africa owns “M.V. Bulk Africa”, a bulk carrier cape size vessel;

b.	Dry Bulk Australia Ltd. (“Bulk Australia”). Bulk Australia owns “M.V. Bulk Australia”, a bulk carrier cape size vessel;

c.	Dry Bulk Fern Ltd. (“Bulk Fern”). Bulk Fern owns “M.V. Bulk Fern”, a bulk carrier panamax vessel built in 1998; and

d.	Dry Bulk Cedar Ltd. (“Bulk Cedar”). Bulk Cedar owns “M.V. Bulk Cedar”, a bulk carrier panamax vessel built in 1998.

During 2007, the Company incorporated in the British Virgin Islands two new subsidiaries, Dry Bulk Oceanis Ltd. (“Bulk Oceanis”) and Dry Bulk Americas Ltd. (“Bulk America”).  Through these new entities, the Company entered into a ship sale agreement with Mitsui & Co. Ltd. for the acquisition of two handysize vessels to be delivered in 2012.  The purchase price of each vessel is denominated in two currency denominations comprising USD 17.70 million and JPY 1.77 billion.

M.V. Bulk Cedar, since November 2005, was employed under a time charter contract with a related company, Ceres Bulk Carriers Transportes Maritimos Lda. (formerly Coeclerici Ceres Bulk Carriers Transportes Maritimos Lda.), which is 35% owned by DryLog Ltd, the parent company of DryLog Bulkcarriers Ltd.  The Group and Ceres Bulk Carrier Transportes Maritimos Lda, in June 2008, entered into an early termination agreement in consideration for a payment of $15,131 thousand by the Group in order for the Group to consummate a sale of M.V. Bulk Cedar to a third party.  The Group realized net gain of USD 31,792 thousand (see Note 19) which is included in “Income from discontinued operations” in the Group’s consolidated statements of income.

M.V. Bulk Fern, similar to M.V. Bulk Cedar, was employed under a time charter contract with Ceres Bulk Carriers Transportes Maritimos Lda since November 2005.  The time charter contract expired in December 2009 and, subsequent to such expiration, M.V. Bulk Fern was employed in short-term time charter through 2009.  Also, the Group in 2009 entered into a Memorandum of Understanding for the sale of M.V. Bulk Fern for delivery at the end of March 2010 for $23.1 million.  Accordingly, the net book value of M.V. Bulk Fern of $19.9 million was presented as “Assets held for sale” at December 31, 2009.  The Group realized a gain (net of the brokerage commissions) of about $2.5 million from the sale which occurred in 2010. In addition, the results of operations attributable to M.V. Bulk Fern for the years ended December 31, 2010, 2009 and 2008 have been reclassified and included in “Income from discontinued operations”.

Through December 31, 2007 M.V. Bulk Africa and the M.V. Bulk Australia participated in the C Transport Cape Size Ltd. shipping pool (the “Shipping Pool”); which is ultimately owned and managed by DryLog Group.  There were approximately eight other vessels in the Shipping Pool as of December 31, 2007; of which three vessels were also owned 75%, 75%, and 37.5%, respectively, by DryLog Group.

During 2007, an agreement was reached among the owners of the vessels participating in the Shipping Pool and the DryLog Group for the termination of the pool as of January 1, 2008.  The control of the Shipping Pool, C Transport Cape Size (CTC), has been assumed by the DryLog Group as of January 1, 2008, including that of CTC’s commercial portfolio and relevant risk.  Contemporaneous with the termination agreement, the Company also entered into three years time charter with CTC at a fixed hire per day for M.V. Bulk Africa and the M.V. Bulk Australia.  The fixed charter rates have been calculated by reference to the prevailing market charter rates and the fair value of CTC’s commercial portfolio at the calculation date designated in the termination agreement (June 30, 2007).  The agreed fixed hire rates are calculated on a mark to market basis of the existing commercial portfolio as of June 30, 2007, less 5% for 2008 and 2009 and less 15% for 2010.  The simultaneous termination of the Shipping Pool and the entering into fixed rate three year lease contracts is viewed as a lease modification.  Accordingly, the off-market terms of the CTC’s commercial portfolio that was included in the calculation of the fixed rate lease will be recognized over the three year lease term and the shipping income to be recognized for M.V. Bulk Australia and M.V. Bulk Africa starting from January 1, 2008 will be based on the daily rates agreed in the three year time charter with CTC.

From the beginning of 2011, the vessels will be placed on the market and employed on time charter basis with third parties.

The Group has no employees. The operating management is provided by the DryLog Group.  The technical manager of the vessels is a related company, Unisea Shipping Ltd.  A shareholder and a Director of Unisea Shipping Ltd was also a member of the Board of Directors of the DryLog Ltd. He exited from the Board of Directors of DryLog Ltd during 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Consolidation—The consolidated financial statements include the financial statements of the Company and its 100% controlled subsidiaries.  Those subsidiaries included Bulk Africa, Bulk Australia, Bulk Fern and Bulk Cedar, Bulk Oceanis and Bulk Americas for the years ended December 31, 2010, 2009 and 2008.

The financial statements used for the preparation of the consolidated financial statements are those as of December 31, 2010 and 2009, the dates coinciding with the year-end for each year presented by the group holding company. The consolidated financial statements are prepared from the primary financial statements, which are in accordance with International Financial Reporting Standards, and are approved by the shareholders of the individual companies or prepared by the Boards of Directors for their approval.

Our consolidated financial statements were prepared in conformity with US GAAP and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control.

Intercompany balances and transactions, including intercompany profits and unrealized profits and losses are eliminated. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

Use of Estimates—The preparation of the Group’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities reported therein and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The significant judgments that management have made in the process of applying the entity’s accounting policies and that have a significant effect on the amounts recognized in financial statements are those related to the useful lives of the vessels and those used in performing impairment test of the vessels. Actual results reported in future periods may differ from these estimates, also considering the actual turmoil of the dry bulk shipping markets.

Revenues—The time charter revenues are recognized when the services are rendered and are allocated between reporting periods based on relative transit time in each reporting period with the related expenses recognized as incurred.

Interest income is accrued on a time basis, by reference to the principal outstanding and to the effective interest rate applicable.

Foreign Currencies—The functional currency of the Group is United States dollar (“USD”) because the majority of its revenues, costs, vessel purchases, and debt and trade liabilities are either priced, incurred, or payable in USD.   Transactions denominated in foreign currencies are translated into USD using the rate ruling at the date of the transaction.  Monetary assets and liabilities denominated into foreign currencies are translated into USD, at year-end rates.   All resulting exchange differences are recognized in the consolidated statement of income. No significant exchange differences arose in 2010, 2009 and 2008.

Cash and Cash Equivalents—  The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  At December 31, 2010 and 2009, cash consists only of those balances in the Group’s bank accounts.

Vessel Expenses and Dry-docking Cost— Vessel expenses are direct costs incurred to operate the Group’s vessels. These costs are expensed as incurred.

The Group defers certain costs related to the dry-docking of the vessels. Deferred dry-docking costs are capitalized as incurred and amortized on a straight-line basis over the period between dry-dockings (generally five years). The Group incurred no dry-docking costs in 2010 and 2009, and incurred dry-docking costs of USD 1,453 thousand in 2008.

Financial Instruments— Financial instruments carried on the balance sheet include accounts and other receivables, trade and other payables as well as long-term debt.

Deferred Financing Costs—The Group defers loan arrangement costs incurred in connection with its bank borrowings and amortizes them over the loan repayment period as incremental interest expenses.

Inventories—Inventories are valued at the lower of cost or market. Cost is determined on a First-in, First-out (FIFO) basis.

Vessels, net— The Group’s vessels are stated at historical cost, less accumulated depreciation. The cost of the vessel, less an estimated residual value, is depreciated on a straight-line basis over its estimated remaining useful life. The vessel's life is estimated at 25 years from the date of the completion of construction and its residual value is based on its scrap value.

Maintenance and repairs that do not extend the useful life of the asset are charged to operations as incurred. Major renovation costs and modifications are capitalized and depreciated over the estimated remaining useful life.

Vessels under construction are stated at cost.  They are not depreciated until the vessels are completed and ready for use.

Interest and finance costs relating to vessels, barges, and other equipment under construction are capitalized to properly reflect the cost of assets acquired.  Interest was capitalized as part of construction in progress in 2010, 2009 and 2008, for the amounts of USD 326, USD 692 and USD 542 thousand, respectively.

Impairment losses are recorded on vessels when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the vessels’ carrying amount.  In the evaluation of the fair value and future benefits of vessels, the Group performs an analysis of the anticipated undiscounted future net cash flows of the vessels.  If the carrying value of the related vessels exceeds the undiscounted cash flows, the carrying value of the vessel is reduced to its fair value. Various factors including future charter rates and vessel operating costs are considered in this analysis. The fair value of the vessels is estimated from market-based evidence by appraisals of qualified brokers.

    The Group determined that no indicators of impairment were present during 2010 for the vessels m/v Bulk Africa and m/v Bulk Australia and no impairment losses needed to be recognized in 2010, 2009 and 2008.

Because of the JPY appreciation against USD, which occurred in 2010, the contract price of the vessels under construction has been reviewed in order to ensure that these assets are not impaired.  Management estimated the future cash flows that are expected to arise as a direct result of the use and final disposition of these assets. Future cash flow estimates have been based on the following key assumptions (i) Earnings: based on the market quotations as of the end of 2010; (ii) Useful economic life of 20 years (iii) Costs reflecting expected vessel operating expenses for a similar type of the vessel and based on management’s budget. The sum of the undiscounted cash flows was greater than the carrying value therefore no impairment was necessary.

Income Taxes— Although the Company is incorporated in the Republic of Panama, it has no business activities in Panama.  Earnings from transactions that are completed, consummated or take effects outside Panama, are not considered to be taxable in Panama. Dividends received by Panamanian companies are only taxed when derived from earnings taxable in Panama.  Consequently, dividends received from the Company’s BVI subsidiaries are not subject to taxation.  Revenues arising from international shipping commerce of national merchant ships legally registered in Panama, even if the shipping contracts have been entered into Panama, are also specifically exempt from taxation.

All the subsidiaries are currently incorporated in the BVI.   Based on their activities, they are categorized as International Business Companies (“IBC”) and thus not subject to income taxation in the BVI.   There are no withholding taxes on the distribution of IBC profits as dividends to the Company.

The Group provides for income taxes in accordance with Accounting Standards Codification (“ASC”) No. 740, Income Taxes.  Under ASC No. 740, the liability method is used in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

Due to the nature of the Group’s operations, no income taxes have been reflected in the accompanying consolidated financial statements.

Income from Discontinued Operations—In 2009 the Group signed a Memorandum of Understanding for the sale of M.V. Bulk Fern with delivery in 2010.  For the same reason described below in connection with the sale of M.V. Bulk Cedar, the vessel’s net value equal to $19.9 million was classified in the caption “Assets held for sale”. The results of operations attributable to M.V. Bulk Fern is reflected as discontinued operations in the Group's consolidated statements of income for the periods presented. The amount presented as discontinued operations for the year ended December 31, 2010 included the gain on sale of the vessel of $2.5 million.

In June 2008, the Group sold M.V. Bulk Cedar vessel for $71.5 million. The Group determined that the sale met the requirements of ASC No. 360, Property, Plant & Equipment, and, accordingly, the results of operations attributable to M.V. Bulk Cedar is reflected as discontinued operations in the Group's consolidated statements of income for the periods presented. The amount presented as discontinued operations for the year ended December 31, 2008 included the gain on sale of the vessel of $32.0 million.

Comprehensive Income—Comprehensive income is defined as the change in equity of a company during a period from non-owner sources. Comprehensive income of the Group for the years ended December 31, 2010, 2009 and 2008 consisted only of the reported net income.

Recent Accounting Pronouncements— In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair- value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 did not have a material impact on the consolidated financial statements.

In August 2009, FASB issued ASU 2009-05 “Fair Value Measurements and Disclosures of (Topic 820) – Measuring Liabilities at Fair Value” which provides clarification for the fair value measurements of certain liabilities and acceptable techniques to do so. It also confirmed that certain of these techniques should be considered as Level 1 fair value measurements. The guidance is effective in the first reporting period beginning after issuance.  The adoption of ASU 2009-05 did not have a material impact on the consolidated financial statements.

3.	CASH AND RESTRICTED CASH

As of December 31, 2010 and 2009, cash of USD 7,134 thousand and USD 3,248 thousand, respectively, reflects the balance at year-end of the Group’s bank accounts denominated in US Dollars.

Restricted cash includes:

-
USD 1,000 thousand as of December 31, 2010 and 2009, respectively, represents restricted cash as a result of the Group’s debt agreement with HSH Nordbank AG as discussed in Note 13 (financial covenant of minimum cash liquidity);

-	USD 8,088 thousand and USD 1,200 thousand as of December 31, 2010 and 2009, respectively, held as restricted cash to collateralize the loans with HSH Nordbank AG (see Note 13).

4.	TRADE RECEIVABLES

As of December 31, 2010 and 2009, trade receivables of USD 365 and USD 923 thousand only relate to the amount due by C Transport Cape Size Ltd in connection with the time charter of M.V. Bulk Africa and M.V. Bulk Australia (see Note 1).

5.	RECEIVABLES FROM MANAGEMENT COMPANY

As of December 31, 2010 and 2009, the balances of USD 469 thousand and USD 927 thousand, respectively, include the amounts advanced to a related company, Unisea Shipping Ltd, in connection with the technical management of the vessels.

6.	ASSETS HELD FOR SALE

As of December 31, 2009, “Assets held for sale” relate to the carrying amounts of assets and liabilities attributable to M.V. Bulk Fern which has been sold and delivered in 2010 to the buyer (see Note 1).

As described at Note 13, due to the sale of the vessel, the Group made an extra loan repayment of USD 22 million in April 2010; USD 15.5 million of this amount has been shown in the caption “Liabilities related to assets held for sale” as of December 31, 2009.

7.	INVENTORIES

The balance of USD 261 thousand and USD 350 thousand as of December 31, 2010 and 2009, respectively, shown as inventories represents the cost of lubricants on board the vessels as of the end of the year.

8.	VESSELS, NET OF ACCUMULATED DEPRECIATION

The 2010 and 2009 movements in this caption are the following (in thousands of USD):

	2010	2009
Cost
At January 1,	73,000	97,000
Reclassification of M.V. Bulk Fern	-	(24,000)
At December 31,	73,000	73,000

Accumulated depreciation
At January 1,	16,461	17,656
Charge for the year	2,543	3,638
Reclassification of M.V. Bulk Fern	-	(4,833)
At December 31,	19,004	16,461
Net Book Value
At January 1,	56,539	79,344
At December 31,	53,996	56,539

The depreciation charged for the year ended December 31, 2009 includes the amount of USD 1,094 thousand related to M.V. Bulk Fern classified in 2009 as asset held for sale.

The present insured value of the vessels in respect of actual and/or constructive total loss is USD 87 million.

There are collateral registered on vessels M.V. Bulk Australia and M.V. Bulk Africa as security for the unpaid balance of the bank borrowings.

9.	VESSELS UNDER CONSTRUCTION

The amount of USD 15.2 million and USD 14.9 million as of December 31, 2010 and 2009, respectively, shown in the line item “Vessels under construction” relates to the first installment paid in 2007 to Mitsui & Co. plus additional costs (mainly interest expenses and bank commission incurred during 2010, 2009 and 2008 for USD 326 thousand, 692 thousand, and 542 thousand, respectively) in connection with the construction of two handysize vessels at the Tsuneishi Yard.  Delivery is expected in 2012 and the purchase price of each vessel, denominated in two currencies, is the sum of USD 17.7 million and JPY 1.77 billion (USD 21.8 million at December 31, 2010 using exchange rate of USD1: 81.31 ¥).

As a condition for the release of the pre-delivery loan, the Group assigned the rights arising from the construction contracts in favor of HSH Nordbank AG.

10.	OTHER ASSETS

Other assets of USD 477 thousand and USD 721 thousand as of December 31, 2010 and 2009, respectively, include the following:

-	USD 192 thousand (USD 258 thousand as of December 31, 2009) related to unamortized deferred financing costs, including legal expenses in connection with bank borrowings from HSH Nordbank AG, and
-	USD 285 thousand (USD 463 thousand as of December 31, 2009) related to the unamortized deferred dry-docking charges.

The movements in this caption are the following (in thousands of USD):

	Deferred	Deferred
	Financing	Dry-docking
	Costs	Charges	Total

Balance as of January 1, 2009	324	1,540	1,864
Amortization	(66)	(385)	(451)
Decrease attributable to the sale of M.V. Bulk Fern	-	(692)	(692)
Balance as of December 31, 2009	258	463	721
Amortization	(66)	(178)	(244)
Balance as of December 31, 2010	192	285	477

11.	ACCRUED EXPENSES AND DEFERRED INCOME

The balance of USD 740 thousand and USD 293 thousand as of December 31, 2010 and 2009, respectively, includes accrued interest expenses and deferred income of time charter hire.

12.	ADVANCES FROM SHAREHOLDERS

In 2004, each Shareholder advanced cash to the Company in the amount of USD 150 thousand for a total of USD 300 thousand. The cash advance is pursuant to the Joint Venture Agreement, signed on November 5, 2003 by the Shareholders.  The advance was made to meet the working capital needs of the Group and is interest-free.  The advance will be repaid by the Company at the discretion of the Company’s Board of Directors. During 2005, part of the cash advance for USD 40 thousand was converted into capital, and as a consequence at the end of 2005 the advances from shareholders amounted to USD 260 thousand.  No changes in this balance occurred during 2010, 2009 and 2008.

13.	BANK BORROWINGS

The bank borrowings are composed as following (in thousands of USD):

Bank borrowings at December 31, 2010

	Current	Long term	Total
	portion	portion

HSH Nordbank AG - USD 103,500 loan facility	5,951	40,960	46,911

HSH Nordbank AG - USD 30,090 loan facility	-	12,036	12,036

Balance as of December 31, 2010	5,951	52,996	58,947

Bank borrowings at December 31, 2009

	Current	Long term	Liabilities	Total
	Portion	Portion	related to assets
			held for sale
HSH Nordbank AG – USD 103,500 loan facility	13,089	46,911	15,500	75,500

HSH Nordbank AG – USD 30,090 loan facility	-	12,036	-	12,036

Balance as of Dec. 31, 2009	13,089	58,947	15,500	87,536

As a consequence of the sale of M.V. Bulk Fern (see Note 1), in 2009, the bank required that the Company repay USD 15.5 million of the USD 103,500 loan facility that were secured by its entire fleet comprising of 4 vessels based on the bank’s assessment of the aggregate value of the three vessels that will continue to secure the loans.

This amount was paid in 2010 and, at December 31, 2009, classified as “liabilities associated with assets held for sale” in the balance sheet.  In addition, the Company voluntarily made an additional payment on the loan of USD 6.5 million in April 2010 using the proceeds from the sale of M.V. Bulk Fern. The loan payment schedule taking into account the foregoing is as follows:

(USD/000)

2011	5,951
2012	5,951
2013	35,009
Total	46,911

The interest rate on this loan is LIBOR plus a spread; the interest rate approximates 1.59% at December 31, 2010 (2.82% at December 31, 2009).

The above facility is collateralized by first priority mortgage registered over all of the Group's vessels, as well as assignments of such vessels’ earnings and insurance.

The facility loan agreement with HSH Nordbank AG requires the Group to comply with some financial covenants. The most significant of the covenants include a requirement to maintain: (1) a minimum cash liquidity of USD 1 million, (2) a ratio of current assets to current liabilities not less than one (excluding the current portion of the loan), (3) a minimum net worth (defined as book net equity adjusted to market value of vessels) shall not be less than USD 40 million and (4) dividend distribution no more than 50% of net income. In case the Group will not meet the financial covenants and such is not remedied immediately, the bank could request the immediate repayment of the loan’s outstanding amount. At year-end, the financial covenants were met.

During 2007, the Group entered into a pre-delivery loan facility for the amount of USD 30,090 thousand from HSH Nordbank AG in order to finance the construction of two Tsuneishi Handymaxes as described above. The facility covers 85% of the pre-delivery purchase price and was drawn down, as of year-end, for an amount of USD 12,036 thousand. The facility will be repaid at the expected date of vessels delivery in 2012.  The Group will also need to find the financial resources needed to fully pay the pre-delivery loan facility and to pay the last installments to the shipyard in order to finalize the purchase of the two vessels.  The pre-delivery loan agreement has been guaranteed by DryLog Ltd. and requires the compliance with some financial covenants which should be computed on the DryLog Group consolidated financial statements. At December 31, 2010 the Group is in compliance with such financial covenants.

The interest rate on this pre-delivery loan is LIBOR plus a spread; the interest rate approximates 1.81% at December 31, 2010 (3.15% at December 31, 2009).

In order for the pre-delivery loan to be released, the Group assigned the rights arising from the construction contracts in favor of HSH Nordbank AG.

The carrying amount of the long-term debt approximates fair value at year end.

14.	SHAREHOLDERS’ EQUITY

The authorized share capital of the Company is 600 no par value shares divided into 300 “A” Class shares and 300 “B” Class shares, out of which 500 shares have been issued.  Cape Holding Ltd beneficially holds 250 “A” Class shares and Drylog Bulkcarriers Ltd beneficially holds 250 “B” Class shares.  All shares confer the same rights and are subject to the same obligations and restrictions.

On the basis of the Joint Venture Agreement signed on November 5, 2003, the two 50% shareholders have agreed to contribute by way of equity to the Group:

-	an amount not exceeding USD 6,347 thousand per shareholder, and

-	all amounts payable from time to time by the Group under the loan agreements to the extent to which such amounts cannot be funded by the net earnings of the Group.

Each shareholder shall contribute towards the equity contribution in accordance with their ownership percentage in the Group. As of December 31, 2006, the additional paid in capital to the Group from the shareholders was USD 6,702 thousand, of which 50% of the amount was paid by each shareholder. In 2007, the shareholders decided to increase the additional paid in capital to USD 8,202 thousand providing cash for a total amount of USD 1.5 million. In 2008 the shareholders decided on a capital repayment of USD 5,000 thousand.

The Joint Venture Agreement provides that a shareholder cannot, without prior written consent of the other shareholder:

-	mortgage, pledge or otherwise encumber its legal or beneficial interest in the shares,

-	sell, transfer or otherwise dispose of all or any of its shares or any legal interest therein, and or

-	enter into any agreement with respect to the voting rights attached to all or any of its shares.

The shareholders can, however, transfer any of their shares to an entity within the same Group. The joint venture agreement continues to be effective until: (a) each shareholder transfers its shares in the Group to the other shareholder, or (b) an effective resolution is passed or a binding offer is made to wind up the Group, whichever is the earlier.

The changes in shareholders’ equity during 2010, 2009 and 2008 are shown in the consolidated statements of shareholders equity.

Equity contributions from Shareholders are expected to be approximately USD 4.1 million in 2011 and USD 20.0 million in 2012, in order to finance the investments in the two new vessels under construction as of the end of 2010.

15.	SHIPPING INCOME

The shipping income is composed of the following (in thousands of USD):

	2010	2009	2008

Revenues from time charters contracts	29,925	28,972	25,984

Less M.V. Bulk Cedar and Bulk Fern income (Note 19)	(4,610)	(7,926)	(5,288)

Total shipping income, continuing operations	25,315	21,046	20,696

As the revenues of M.V. Bulk Fern and Bulk Cedar have been classified in income from discontinued operations, the 2010, 2009 and 2008 revenues only relate to the hire of M.V. Bulk Africa and Bulk Australia, employed with the related company, C Transport Cape Size Ltd.

16.	VESSEL EXPENSES

The detail of the vessel expenses is the following (in thousands of USD)

	2010	2009	2008

Wages and other crew expenses	2,207	2,592	2,828
Insurance	456	1,167	683
Bunker	1,533	889	290
Lube oils	649	689	680
Maintenance	811	514	601
Spare parts	402	384	529
Stores	185	194	353
Port expenses and other sundry expenses	69	213	138
Certificates & Class	110	125	233
Amortization of deferred dry-docking charges	178	385	339
Brokerage commissions	22	88	-

	6,622	7,240	6,674
Less M.V. Bulk Cedar expenses (see Note 19)	-	-	(992)
Less M.V. Bulk Fern expenses (see Note 19)	(2,240)	(3,491)	(2,175)
Total vessels expenses	4,382	3,749	3,507

Vessel expenses of M.V Bulk Fern and Bulk Cedar have been included in income from discontinued operations.

The 2010 insurance costs include the amount of USD 124 thousand (USD 137 thousand in 2009), paid as premium to a related company, Diamond Marine Insurance Company Limited (an entity domiciled in Bermuda). Diamond Marine Insurance Company Limited (DM) and Dry Log Ltd. are commonly controlled entities (controlled by the same shareholder or group of shareholders). DM acts only as broker placing on the insurance market the 60% of the risks related to hull and machinery and freight for the three vessels owned by the Company. The aim of using Diamond Marine Insurance Company Limited as broker is to obtain favorable conditions by primary insurance operators. The remaining part of the risks (40%) is insured directly by the Company without intermediation of Diamond Marine Insurance Company Limited.

17.	MANAGEMENT FEES

The detail of the management fees is the following (in thousands of USD):

	2010	2009	2008
Unisea Shipping Ltd	323	432	576
DryLog Ltd	108	144	168

	431	576	744
Less fees of M.V. Bulk Cedar and Bulk Fern (Note 19)	(47)	(192)	(360)
Total	384	384	384

Unisea Shipping Ltd was appointed in 2005 as technical manager of the vessels; on the basis of the ship management agreement the remuneration is a yearly lump sum for each vessel.

In 2010, 2009 and 2008, DryLog Ltd (the shareholder of DryLog Bulkcarriers Ltd) provided the accounting, reporting, treasury and other corporate functions to the Group for a management fee of USD 4 thousand per month per vessel.

18.	FINANCIAL EXPENSES, NET

This caption includes the following (in thousands of USD):

	2010	2009	2008
Interest income	24	12	136
Loan interest expenses	(896)	(2,711)	(3,363)
Amortization of deferred financing costs	(66)	(66)	(66)

Total financial expenses, net	(938)	(2,765)	(3,293)

19.	INCOME FROM DISCONTINUED OPERATIONS

This caption relates to the M.V. Bulk Cedar, sold in 2008, and M.V. Bulk Fern; as described in Note 1 in 2009 the Group signed a Memorandum of Understanding for the sale of M.V. Bulk Fern which was delivered at the end of March 2010.

Income from discontinued operations is comprised of the following (in thousands of USD):

	2010	2009	2008
Shipping income	4,610	7,926	5,288
Vessel expenses	(2,240)	(3,491)	(3,167)
Vessel depreciation	-	(1,094)	(1,710)
Management fees	(47)	(192)	(360)
Net gain on the sale of the vessel	2,498	-	31,792
Loan interest expense attributable to debt repaid	(144)	(551)	(622)

Total income from discontinued operations	4,677	2,598	31,221

The 2009 shipping income is presented net of a loss amounting to USD 297 thousand, generated by a derivative contract on freight (Forward Freight Agreement), entered into in 2009 by Dry Bulk Fern Ltd. with the related company, Freight Trading Limited. This contract was terminated in 2009 and there are no Forward Freight Agreements outstanding at year-end 2009 or 2010.  The counterparty to the Forward Freight Agreement was Freight Trading Limited of Bermuda, an investment fund operating in derivatives shipping markets.  DryLog Ltd is an investor and also the manager of the fund.

The sale price of M.V. Bulk Cedar was equal to USD 71.5 million. The 2008 gain on the sale amounting to USD 31.8 million is net of the compensation for the early termination of the existing time charter contract with Ceres Bulk Carriers Transportes Maritimos Lda. (USD 15.1 million), brokerage commission (USD 2.2 million of which USD 715 thousand was paid to DryLog Group), and of USD 850 thousand paid to the buyer in connection with the settlement of a claim related to the timing of the vessel’s delivery.

The sale price of M.V. Bulk Fern was equal to USD 23.1 million. The 2010 gain on the sale amounting to USD 2.5 million is net of brokerage commission (USD 693 thousand of which USD 231 thousand was paid to DryLog Group).

Interest expense attributable to discontinued operations was allocated as the portion of interest expense for the year related to debt repaid as a result of the asset sale in 2010 (USD15.5 million) over total average debt for each of the years, respectively.

20.	RELATED PARTIES

In 2010, 2009 and 2008, transactions with related parties are those with C Transport Cape Size Ltd (see Note 1), Ceres Bulk Carriers Transportes Maritimos Lda (see Note 1), Diamond Marine Insurance Company Limited (see Note 17), Unisea Shipping Ltd, DryLog Ltd (see Note 17) and with the shareholders, DryLog Bulkcarriers Ltd and Cape Holding Inc. (see Notes 12 and 14).

21.        SUBSEQUENT EVENTS

Subsequent events have been evaluated through April 20, 2011, the date the financial statements were available to be issued.

According to the time charter contracts described in Note 1 for M.V. Bulk Africa and M.V. Bulk Australia, the minimum total contractual future rentals for the Group in the next years is expected to be in the following amounts (assuming no off-hire periods):

Year	USD/000

2011	20,025
2012	20,080
2013	2,030
Total	42,135

In the first months of 2011, the Shareholders decided to change the corporate structure of their investment; accordingly, in 2011 Cape Holding Ltd. will acquire the 50% ownership in the Company by DryLog Bulkcarriers Ltd. and for consideration will spin off one capesize vessel (Bulk Africa) and one handysize, actually under construction (Dry Bulk Oceanis Ltd.). The two vessels wi1l be then 100% owned by Cape Holding Ltd. through the Company and the other two vessels will be 100% owned by DryLog Bulkcarriers Ltd. M/v Bulk Africa and m/v Bulk Australia shall be chartered into a new entity which will commercially manage the vessels and will distribute earnings to the owners on a 50/50 basis. This new entity will be fully owned by DryLog Bulkcarriers Ltd.